Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "MILLENNIUM QUEST, INC.", CHANGING ITS NAME FROM "MILLENNIUM QUEST, INC." TO "AMERICAN LORAIN CORPORATION", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JULY, A.D. 2007, AT 8:22 O'CLOCK A.M.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2082608 8100

070851050

AUTHENTICATION: 5870782

DATE: 07-25-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:38 AM 07/17/2007
FILED 08:22 AM 07/17/2007
SRV 070819582 - 2082608 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MILLENNIUM QUEST, INC.

Millennium Quest, Inc. (hereinafter referred to as the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The current name of the Corporation is Millennium Quest, Inc.

2. The name under which the Corporation was originally incorporated is TeraCom, Inc., and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is February 4, 1986.

3. The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled the Amended and Restated Certificate of Incorporation of Millennium Quest, Inc.

4. The resolution setting forth the amendment and restatement has been duly approved by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be, and hereby is, amended and restated in its entirety as follows:

FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is American Lorain Corporation.

SECOND: The address of the Corporation's registered office in the State of Delaware is 874 Walker Road, Suite C, City of Dover, County of Kent, 19904; and the name of the registered agent of the Corporation in the State of Delaware at such address is United Corporate Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is Two Hundred Five Million (205,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of common stock, par value $.001 per share ("Common

Stock") and Five Million (5,000,000) shares of preferred stock, par value $.001 per share ("Preferred Stock").

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation or any agreement in existence from time-to-time among the stockholders of the Corporation and the Corporation, no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Article FOURTH, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each 32.84 shares of the corporation's Common Stock, par value $.001 per share (the "Old Common Stock") issued and outstanding immediately prior to the Effective Time will automatically be reclassified into 1 share of Common Stock, par value $.001 per share, of the corporation (the "New Common Stock"). Each certificate that theretofore represented shares of Old Common Stock represented by such certificate shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification. The Corporation will not issue fractions of a share and shall pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined.

FIFTH: The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation, except to the extent that the By-Laws otherwise provide.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of § 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer, this 17th day of July, 2007.

MILLENNIUM QUEST, INC.

By: /s/ Si Chen
Name: Si Chen
Title: Chief Executive Officer